Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this Amendment No. 2 to Registration Statement on Form F-1 of our report dated May 20, 2024, except for Notes 2.20, 13 and 14, as to which the date is June 11, 2024, except
Note 17 as to which the date is October 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an emphasis-of-matter for the
Restatement of the 2023 and 2022 Financial Statements, relating to the carve-out consolidated financial statements of Rezolve AI Limited and Subsidiaries as of and for the years ended
December 31, 2023 (restated) and 2022 (restated). We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C. Jericho, New York

December 19, 2024